Exhibit 99.1

NEWS RELEASE

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND YEAR ENDED DECEMBER 31, 2006

Syosset, NY - March 30, 2007, - Porta Systems Corp. (OTC.BB:PYTM) today reported operating income from continuing operations for the quarter ended December 31, 2006 of $621,000 compared to an operating loss from continuing operations of $894,000 for the quarter ended December 31, 2005. The Company recorded net income from continuing operations of $256,000, $0.03 per share (basic and diluted), versus a net loss from continuing operations of $1,045,000, ($0.11) per share (basic and diluted), for the quarters ended December 31, 2006 and 2005, respectively. Net income for the quarter ended December 31, 2006, including a loss from discontinued operations of $84,000, was $172,000, $0.02 per share (basic and diluted), compared to net loss of $1,387,000, including a loss from discontinued operations of $342,000, ($0.13) per share (basic and diluted), for the quarter ended December 31, 2005.

The Company reported operating income from continuing operations for the year ended December 31, 2006 of $3,814,000 compared to operating income from continuing operations of $3,066,000 for year ended December 31, 2005, an increase of 24%. The Company recorded net income from continuing operations of $2,511,000, $0.25 per share (basic and diluted) versus net income from continuing operations of $1,855,000, $0.18 per share (basic and diluted) for the year ended December 31, 2006 and 2005, respectively. Net income for the year ended December 31, 2006, after a loss from discontinued operations of $329,000, was $2,182,000, $0.22 per share (basic and diluted), compared to net income of $810,000, after a loss from discontinued operations of $1,045,000, $0.08 per share (basic and diluted).

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Porta Systems Corp. Press Release	Page 2
March 30, 2007

Sales from continuing operations were $7,779,000 for the quarter ended December 31, 2006 versus $5,315,000 for the quarter ended December 31, 2005, an increase of approximately $2,464,000 (46%). Copper Connection/Protection sales were $6,217,000 for the quarter ended December 31, 2006 versus $4,122,000 for the quarter ended December 31, 2005, an increase of $2,095,000 (51%). The increase for the quarter reflects continuing increased sales volume to British Telecommunications as a result of its continuing rollout of DSL lines, and its implementation of the local loop unbundling program, to enable third party providers of telephone service to gain access to British Telecommunications’ systems. Signal Processing sales for the quarter ended December 31, 2006 were $1,561,000 versus $1,193,000 for the quarter ended December 31, 2005, an increase of $368,000 (31%), the result of increased military business in the second half of 2006.

Sales from continuing operations were $32,818,000 for the year ended December 31, 2006 versus $27,819,000 for the year ended December 31, 2005, an increase of approximately $5,000,000 (18%). Copper Connection/Protection sales for the year ended December 31, 2006 were $27,526,000 versus $22,109,000 for the year ended December 31, 2005, an increase of $5,417,000 (25%). This increase in sales for the year is the result of increased sales volume to British Telecommunications as a result of its continuing rollout of DSL lines, and its implementation of the local loop unbundling program, demanded by regulators in the United Kingdom to enable third party providers of telephone service to gain access to British Telecommunications’ systems. Signal Processing sales for the year ended December 31, 2006 were $5,292,000 versus $5,710,000 for the year ended December 31, 2006, a decrease of $418,000 (7%). This decrease in Signal Processing sales for the year resulted primarily from sluggish order rates from the military sector during the first six months of 2006. In addition, Signal Processing revenue for the year ended December 31, 2005 was positively impacted by shipments to customers from 2004 backlog that were not shipped in 2004 due to cash constraints which then existed.

The overall gross margin from continuing operations was 31% for the quarter ended December 31, 2006, compared to 29% for the quarter ended December 31, 2005. Gross margin for the year ended December 31, 2006 was 33% compared to 37% for the year ended December 31, 2005. This decrease for the year was attributable to a change in products sold to British Telecommunications (from the higher gross margin DSL products to the lower margin local loop unbundling products), short-term manufacturing inefficiencies at our assembly facility in Mexico during the second quarter, and additional freight costs associated with on-time deliveries to customers.

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Porta Systems Corp. Press Release	Page 3
March 30, 2007

Operating expenses for the quarter and year ended December 31, 2006 decreased by $670,000 (27%) and $336,000 (5%), respectively, when compared to the fourth quarter of 2005 and the year ended December 31, 2005. The decrease in the fourth quarter and the year resulted from the expending of restructuring costs of $877,000 in the fourth quarter of 2005. These costs were for investment banking, legal and accounting fees resulting from a requirement of our senior debt holder that we restructure our business. Also, in the fourth quarter of 2005 we settled a lease agreement in the United Kingdom for $715,000. These decreases were partially offset by increased spending on research and development of new products for our Line Connection and Protection division of approximately $146,000.

Interest expense, net, increased for the year by $131,000 primarily due to imputed interest on the amortization of a long term liability.

The Company’s Copper Connection/Protection business unit had an operating profit of $731,000 and $4,688,000 during the fourth quarter and the year ended December 31, 2006, respectively. The Signal Processing unit had an operating profit of $573,000 and $1,640,000 during the fourth quarter and the year ended December 31, 2006, respectively.

On February 7, 2007, Cheyne Special Situations Fund L.P. purchased our senior debt of approximately $23,400,000 from SHF IX, LLC and subsequently extended the maturity of the senior debt to October 1, 2007. We are engaged in negotiations with respect to a restructure of our senior and subordinated debt, and we anticipate that any such restructure will result in a very significant dilution in the interests of the holders of our common stock and will require the approval of our common stock holders and the holders of our subordinated debt. If we are unable to obtain the necessary consent, we may be unable to effect a restructure of our debt. If the senior debt holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due to the senior lender, we will not be able to continue in business.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

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Porta Systems Corp., Press Release	Page 4
March 30, 2007

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2006 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2006. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

-See accompanying table-

Porta Systems Corp. and Subsidiaries

Condensed Consolidated Statement of Operations
Quarter and Year ended December 31,
(in thousands except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Sales	$7,779	$5,315	$32,818	$27,819

Gross profit	2,388	1,543	10,834	10,422

Total operating expenses	1,767	2,437	7,020	7,356

Operating income (loss)	621	(894)	3,814	3,066

Interest expense, net of interest and other
income	(339)	(97)	(1,185)	(1,051)

Income (loss) before income taxes	282	(991)	2,629	2,015

Income tax expense	(26)	(54)	(118)	(160)
Income (loss) from continuing operations	256	(1,045)	2,511	1,855

Discontinued operations:
Loss from discontinued operations	(84)	(342)	(329)	(1,045)

Net income (loss)	$172	$(1,387)	$2,182	$810

Per share data:

Basic per share amounts:

Continuing operations	$0.03	$(0.11)	$0.25	$0.18
Discontinued operations	(0.01)	(0.03)	(0.03)	(0.10)

Net income (loss) per share:	$0.02	$(0.14)	0.22	$0.08

Weighted average shares
outstanding	10,076	10,054	10,076	10,054

Diluted per share amounts:

Continuing operations	$0.03	$(0.10)	$0.25	$0.18
Discontinued operations	(0.01)	(0.03)	(0.03)	(0.10)

Net income (loss) per share:	$0.02	$(0.13)	0.22	$0.08

Weighted average shares
outstanding	10,103	10,089	10,103	10,093

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